PRICEWATERHOUSECOOPERS  PWC




                    CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 3, 1999, relating to the financial statements and financial highlights which appears in the October 31, 1999 Annual Report to Shareholders of New Jersey Daily Municipal Income Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements", and "Counsel and Independent Accountants" in such Registration Statement.






PricewaterhouseCoopers LLP

New York, New York
February 25, 2000